PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into effective this December 7, 1997, among NYHC NEWCO PAXXON, INC., a New York corporation ("Purchaser"), and METRO HEALTHCARE SERVICES, INC., a New Jersey corporation ("Seller").

                                    RECITALS

     Seller conducts the business of home care under the name Metro in West Orange, NJ, Budd Lake, NJ, and Jersy City, NJ, (the "Business"). Purchaser is a wholly-owned subsidiary of New York Health Care, Inc., a New York corporation ("NYHC") which has been established to purchase the assets of the Business as described in the Disclosure Schedule. Purchaser also desires to assume certain liabilities of the Business described in the Disclosure Schedule. Seller desires to enter into these transactions with Purchaser.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in reliance upon the representations and warranties contained herein, the parties agree as follows:

1.   DEFINITIONS

     The following terms used in this Agreement shall, unless the context requires otherwise, have the meanings designated below:

     1.1 Assets means all of the assets and properties of Seller used by it in connection with the Business other than its cash, security deposits and accounts receivable, including, without limitation, the following:

          (a) goodwill and all slogans or trade names, including the name "Metro" and the other names listed in the Disclosure Schedule, and all customer lists relating to its customers. The name "Metro" or any derivatives of "Metro" used by seller in the furtherance of the Business may be used by purchaser on a non exclusive basis for an interim period of no more than six (6) months after closing;

          (b) Seller's policy and procedure manuals with respect to the Business;

          (c) all of Seller's contracts and other arrangements with its customers in respect of the Business;

          (d) client lists, client records, client files and other client related materials and property;

          (e) machinery, equipment, racking, supplies, leasehold improvements, furniture and fixtures;

          (f)  employee  lists,  files,  papers,  books,   records,   sales  and
               advertising   materials   and   records,   sales   and   purchase
               correspondence;

          (g) rights and interest in and to any licenses and commercially practiced patents, copyrights, trademarks, trademark registration applications (including all reissues, divisions, continuations and extensions thereof), patent applications and patent disclosures docketed, The name "Metro" or any derivatives of "Metro" used by seller in the furtherance of the

               Business may be used by Purchaser on a non exclusive basis for an interim period of six (6) months after closing;

          (h) rights and interests in and to all intellectual property rights and proprietary expertise, including, without limitation, proprietary information, technical and technological data, know-how, processes, invention, conception, memoranda, manufacturing and engineering data, computer programs (including the licenses thereto) and sales and advertising information, The name "Metro" or any derivatives of "Metro" used by seller in the furtherance of the Business may be used by purchaser on a non exclusive basis for an interim period of no more than six (6) months after closing;

          (i)  permits, authorizations, approvals or indicia of authority;

          (j) right, title and interest of Seller in and to (A) the lease for the premises at 11 Northfield Avenue, West Orange, New Jersey, 955 West Side Avenue, Jersey City, New Jersey and 398 Route 46, Budd Lake, New Jersey and any leases for personal property which are listed in the Disclosure Schedule; (B) all purchase orders given by Seller for the purchase of products, materials, supplies, parts and other items used in the ordinary course of business; and (C) all purchase orders submitted to Seller by customers of Seller in the ordinary course of business with respect to which services remain to be rendered on or after the Closing Date;


          (k) prepaid expenses (it being understood, however, that no insurance policies are being assigned to Purchaser); and

          (l) Seller's rights under the Agreements whereunder Seller purchased the Business from The Caring Touch Group, Inc., Caring Touch of Monmouth County, Inc. and Helping Hand Healthcare, Inc.

     1.2  Closing Date has the meaning given to it in Section 13.1

     1.3  Code means the Internal Revenue Code of 1986, as amended.

     1.4 Disclosure Schedule means the schedule which was delivered by Seller to Purchaser on the date hereof, and which was initialed by Seller and Purchaser.

     1.5  blank.

     1.6  blank.

     1.7 Intellectual Property means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, services marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connections therewith, including but not limited to Helping Hands, (c) all copyrightable works, all copyrights and copyright applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and

(g) all copies and tangible embodiments thereof (in whatever form or medium). This paragraph is modified by paragraph 1.1 (a) and excludes any proprietary information and intellectual properties belonging to Seller that pertain to Seller's operations other than Business.

     1.8 Purchaser means NYHC Newco Paxxon, Inc., a New York corporation, or its designee.

     1.9 Tax or Taxes means any federal, state, local or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition, whether disputed or not.

     1.10 Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment, and including any amendment thereof.

     1.11 Uniform Commercial Code means the Uniform Commercial Code applicable in the State of New York and New Jersey.

     1.12 Other terms are as defined herein.

     2.   ACQUISITION OF THE ASSETS

     2.1 Purchase of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the Assets, free and clear of all encumbrances, liens, security interests or other claims.

     2.2  Purchase Price for Assets; Allocation of Purchase Price.

          (a) The aggregate purchase price for the Assets (the "Purchase Price"), is:

               (i)  $580,000 payable at the Closing to Seller; plus

               (ii) one promissory note of Purchaser in the principal  amount of
                    $200,000 and in the form of Exhibit 1 (the " Note") . The Note shall be issued at the Closing, and is referred to herein as the "Note."

               (iii) blank.

          (b) Any transfer or assignment to Purchaser by Seller of any contract which requires the consent or approval of any third party shall be made subject to such consent or approval being obtained and Seller shall be responsible for obtaining such consents or approvals.

          (c) The Purchase Price shall be allocated to the Assets as set forth in the Disclosure Schedule. The parties agree that they will not take a position on any income tax return or before any governmental agency or in any judicial proceeding that is inconsistent in any way with this allocation and shall cooperate to complete IRS Form 8594 as soon as practical following the Closing Date.

          (d)  blank


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

     2.3  Liabilities.

          (a) As part of the consideration for the Assets, Purchaser shall assume and pay, perform and discharge those liabilities and obligations which accrue after the Closing and are described as "Assumed Liabilities" in the Disclosure Schedule with a reference to this Section (the "Assumed Liabilities"), as they become due. Purchaser shall not be obligated to pay, perform or discharge any such obligation owed to a third party except to the extent that such obligation or liability constitutes a valid and legally enforceable claim by such third party, and Purchaser may contest in good faith any such obligation or liability. The Assumed Liabilities include, to the extent disclosed in the Seller's Disclosure Schedule, obligations of the Business to perform home care services after the Closing.


          (b) With the exception of the Assumed Liabilities, all obligations of Seller, whether known or unknown, liquidated or unliquidated, absolute or contingent and whether arising out of a contract or agreement or tort shall remain the sole liability of Seller, and neither Purchaser nor NYHC shall have any liability of any kind or nature with respect thereto. Without limiting the generality of the foregoing, neither the NYHC nor Purchaser shall assume any liability or obligation for:

               (i) any foreign, federal, state, country or local income, franchise, gross receipts or value added taxes, or any interest, additions to tax or penalties thereon, accrued for, applicable to or arising from any period through the Closing; or

               (ii) legal, accounting or other professional fees of Seller.

     2.4 Collection of Receivables. The accounts receivable of the Business are not included in the Assets and shall be retained by Seller. Any payments by customers received by Purchaser, subsequent to Closing, that belong to Seller, will be immediately forwarded to Seller. Seller shall not engage in any collection activity other than the sending of routine invoices and statements during the 30 day period following Closing. During the period following thirty one (31) days after closing, should Seller encounter difficulty collecting accounts receivable from a customer, which was recorded prior to closing, Seller will discuss with, and notify, in writing, the Purchaser, at least one week prior to any communication with the customer. Accounts Receivable of Seller shall not be collected by Purchaser.

          (a)  blank

          (b)  blank

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser and NYHC that the statements contained in this Section are true, correct and complete as of the date of this Agreement as follows:

     3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the Certificate of Incorporation and the bylaws of Seller as amended to date, which have been delivered to Purchaser, are complete and correct, and Seller is not in default under or in violation of any provision of its Certificate of Incorporation or bylaws.


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

     3.2 Authorization. This Agreement has been approved by all necessary shareholder and corporate action on behalf of Seller, has been duly and validly executed by Seller, and the agreements, representations and warranties contained herein constitute valid and binding obligations, representations and warranties of Seller, enforceable in accordance with their terms.

     3.3 Bulk Sale Law. Seller is not required to comply with the bulk sale provisions of the Uniform Commercial Code in connection with the transactions contemplated hereby.

     3.4 No Conflicting Agreements. The execution and delivery of this Agreement by Seller does not, and consummation by Seller of the transactions contemplated hereby will not: (i) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or the Assets, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of Seller or of any agreement or instrument to which Seller is a party, or (iii) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon the Assets.

     3.5 Compliance with Applicable Law. Since the Business was acquired by Seller, the Business has at all times been conducted by Metro, and Seller has at all times been in full compliance with each legal requirement that is or was applicable to the Business it or to the conduct of its operations or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any legal requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     3.6 Consents and Approvals. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, does not require Seller to obtain any consent, approval, agreement, or action of, or make any filing with or give any notice to, any corporation, person, entity, or firm or any public, governmental or judicial authority, including, without limitation, any landlord, other than such approvals as shall have been obtained prior to the Closing.

     3.7 Litigation. Except as described in the Disclosure Schedule with a reference to this Section, there are no actions, proceedings or investigations pending or, to Seller's knowledge, threatened, against or affecting the Assets or the Business before any court or administrative agency which could result in any adverse change in the operations or financial condition of the Business.

     3.8 Schedules.

     (a) Seller's Disclosure Schedule includes a separate schedule relating to Business containing an accurate and complete list and description of:

          (i) All real property owned by Seller in respect of the Business or in which Seller has a leasehold or other interest or which is used by Seller in connection with the Business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.


          (ii) As of a date no earlier than September 30, 1997, all of Seller's receivables in respect of the Business (which shall include accounts receivable, loans receivable and any advances), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days.

          (iii)All machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by Seller in respect of the Business except for items having a value of less than $500 which do not, in the aggregate, have a total value of more than $1,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

          (iv) All patents, patent applications, patent licenses, trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, copyrights and copyright registrations, and applications therefor, wholly or partially owned or held by Seller in respect of the Business or used in the operation of the Business.

          (v) All fire, theft, casualty, liability and other insurance policies insuring Seller in respect of the Business, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid. Except as disclosed in Seller's Disclosure Schedule, such policies are with reputable insurers, provide adequate coverage for all normal risks incident to Seller's assets, properties and business operations and are in character and amount at least equivalent to that carried by persons engaged in a business subject to the same or similar perils or hazards.


          (vi) All contracts, agreements, commitments or licenses relating to computer software, patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets to which Seller is a party or by which it is bound.

          (vii) All procedure and policy manuals.

          (viii) All Governmental Approvals which have been issued to Seller in respect of the Business during the three year period prior to the Closing (collectively, the "Seller Licenses").

          (ix) All institutional customers with which Seller has done business in connection with the Business since January 1, 1996.

          (x) All loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party in respect of the Business or by which it is bound in respect of the Business or in any way affecting the Business or the Assets.

          (xi) All contracts, agreements, commitments or other understandings or arrangements to which Seller is a party in respect of the Business or by which it or any of its property is bound or affected in respect of the Business but excluding

               (A) purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Seller of less than $500 in any single case but not more than $1,000 in the aggregate,

               (B) contracts entered into in the ordinary course of business and involving payments or receipts by Seller of less than $500 in the case of any single contract but not more than $1,000 in the aggregate, and

               (C) contracts entered into in the ordinary course of business which are terminable by Seller on less than 30 days' notice without any penalty or consideration and involving payments or receipts by Seller of less than $500 in the case of any single contract but not more than $1,000 in the aggregate.

          (xii)All collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound which relate to the Business.


          (xiii) All current full time employees of Seller with respect to the Business and their current annual salaries or other methods of direct or indirect compensation, as well as a list of all temporary or part time employees who Seller placed as supplemental staff with respect to the Business as of December 5, 1997.

          (xiv)As of a date no earlier than September 1, 1997, a list of the rate or rates at which each of the customers of Seller is billed.

          (xv) As of December 5, 1997, a list of all current patients being serviced by Seller.

     (b) All of the contracts, agreements, leases, licenses and commitments required to be listed on Seller's Disclosure Schedule (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in the Disclosure Schedule, the enforceability thereof will not be affected by the sale of Assets contemplated hereby, so that, after the Closing Purchaser will continue to be entitled to the full benefits thereof.

     (c) Except as disclosed in Seller's Disclosure Schedule, there is not under any such contract, agreement, lease, license or commitment any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses or commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Business, or its properties, assets, earnings or prospects, or likely, either before or after the Closing, to result in any material loss or liability. None of Seller's existing or completed contracts in respect of the Business is subject to renegotiating with any governmental body.


     (d) True and complete copies of all such contracts, agreements, leases, licenses and other documents listed on Seller's Disclosure Schedule (together with any and all amendments thereto) have been delivered to Purchaser and initialed by Seller's Secretary or Seller's counsel and identified with a reference to this Section of this Agreement.

     3.9 Brokers. The only person that the parties to this Agreement have dealt with in connection with this Agreement is Gene Berger of Jay Isle Associates. Purchaser has dealt with Gene Berger with respect to any compensation payable to Gene Berger and Purchaser shall not look to Seller for the payment of any portion of the fee that it owes to Gene Berger. Purchaser agrees to indemnify Seller against any claim raised by Gene Berger in connection with nonpayment of his fee by Purchaser. Seller agrees to indemnify Purchaser against any claims asserted by brokers claiming through Seller.

     3.10 Taxes. Seller shall be responsible for all personal property taxes for the business of Seller through the date of the Closing.

     3.11 Ownership; Sufficiency.

          (a) Except as otherwise described in the disclosure Schedule with a reference to this Section, Seller is the owner, beneficially and of record, of all of the Assets, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions, and Seller will transfer the Assets to Purchaser at the Closing, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

          (b) Except for insubstantial assets which can be replaced for not more than an aggregate of $1,000, the Assets include absolutely all fixed, non-fixed, tangible and intangible assets which were used by Seller in connection with the Business on the date hereof. All such assets are accepted as is , dependent upon inspection of Purchaser prior to Closing.

          (c) There are no defects in any fixed assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such fixed assets.

     3.12 Intellectual Property. Seller's use of the name Metro and each other trade name, servicemark or logo currently used by Seller in the conduct of the Business does not conflict with the rights of any third party. Seller has filed all such instruments and documents as are required for it duly to do business in the State of New Jersey under the name Metro.

     3.13 JCAHO and CAHC Accreditation. The West Orange, NJ and Jersey City, NJ, offices is accredited by JCAHO and CAHC. The Budd Lake, NJ, office is accredited by CAHC.

     3.14 No Change in Relations with Customers. Neither Seller nor any of Seller's officers or directors, has knowledge that any customers of the Business intend to cease doing business with the Business, or materially to alter the amount of the business that they are presently doing with Seller, whether as a result of the transactions contemplated hereby or otherwise.

     3.15 Compliance With Environmental Laws. Seller does not own any real property with respect to or in connection with the Business and has been at all times prior , and presently is, in compliance with all federal and state environmental statutes or laws concerning environmental protection and the use or disposal of hazardous substances at or in respect of its leased real property. Neither Purchaser nor NYHC will incur any environmental liability as a result of actions or omissions by Seller or any of their predecessors and Seller agrees to indemnify Purchaser and NYHC against any liability that may be asserted.

     3.16 Financial Statements.

          (a) Seller has delivered to Purchaser copies of Seller's financial statements with respect to the Business for the fiscal years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997 (the "Financial Statements"). The Financial Statements are based upon the information contained in the books and records of Seller and fairly and accurately present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. The balance sheet of the Business as of June 30, 1997 is referred to herein as the "Balance Sheet," and June 30, 1997 is referred to herein as the "Balance Sheet Date."


          (b) The books and records of the Business are adequate to permit the completion within 60 days of an independent audit of the Business for such fiscal year.

     3.17 Absence of Undisclosed or Contingent Liabilities. Except as and to the extent reflected or reserved against on the face of the Balance Sheet (excluding the notes thereto), or as otherwise set forth in the Disclosure Schedule, as of the Balance Sheet Date Seller, in respect of the Business had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities for any period prior to the close of business on the Balance Sheet Date or any other debts, liabilities or obligations in respect of the Business relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before the Balance Sheet Date, whether or not then known, due or payable. Except as set forth in the Disclosure Schedule, none of Seller's employees, in respect of the Business, is now or, will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Balance Sheet Date except as disclosed on the face of the Balance Sheet (excluding the notes thereto) or as otherwise set forth in the Disclosure Schedule.

     3.18 No Material Adverse Changes. Since the Balance Sheet Date, there has been no change materially adverse in the Business, or in its assets, financial condition, gross profit, operating results, customer, employee or supplier relations, condition or prospects.

     3.19 Absence of Developments. Since Seller's acquisition and/or development of the Business, Seller has conducted the Business only through Seller and only through employees and other staffing persons which were hired and retained by Seller. Since the date of such acquisition, Seller in respect of the Business has:

          (a) conducted operations only in the regular and ordinary course and in compliance with all applicable laws and regulations;

          (b)  maintained reasonable business insurance;

          (c)  committed no waste of assets;

          (d) not disposed or otherwise changed the nature of any asset other than in the ordinary course of business,

          (e) not created or suffered to exist any lien, charge or encumbrance on any Asset or incurred any indebtedness for borrowed money other than in the ordinary course which is secured by one or more of assets;

          (f)  used its best  efforts to  maintain  and  preserve  its  business
               organization   intact  and   maintain  its   relationships   with
               suppliers, employees, customers and others;

          (g) refrained from making any material capital expenditures or commitments for additions to the property, plant or equipment or entering into transactions which could materially alter or affect operations;

          (h) not experienced any changes in reimbursement or reimbursement policies from third-party payers as a result of changes in third party payer policies, practices, procedures or schedules;

          (i) not engaged in any unusual or novel methods of billing and collection, purchase, sale, lease, management, equipment servicing or repair, accounting or operation that vary from Seller's usual and customary past practice; and

          (j) not changed any aspect of its procedure for maintaining its books of account and records.

     3.20 Tax Matters.

     (a) Seller has filed all Tax Returns that it was required to file in connection with the Business. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller with respect to the Business (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

     (b) Seller has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

     (c) There is no dispute or claim concerning any liability for Taxes of Seller in connection with the Business (i) claimed or raised by any authority in writing or orally with any directors or officers of Seller, or (ii) as to which any such person has knowledge based upon personal contact with any agent of such authority. The Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed by Seller or its predecessor with respect to the Business for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies filed, assessed against or agreed with respect to the Business by Seller or its predecessor since December 31, 1995.

     3.21 Employees.

          (a) Except as disclosed in the Disclosure Schedule, no employee of Seller in respect of the Business has notified Seller, and Seller does not have any knowledge, that any such employee will not, accept employment with Purchaser following the Closing;

          (b) Seller, to the best of his/her knowledge, has in respect of the Business complied in all material respects with all employment contracts and all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes;

          (c) Seller, to the best of his/her knowledge, does not have any material labor relations problem pending and its labor relations are satisfactory;

          (d) To the best of Sellers' knowledge there has been no union organizing activity in respect of the Business;

          (e) there are no worker's compensation, sexual harassment, discrimination or other claims pending against Seller in respect of the Business nor is Seller aware of any facts that would give rise to such claims, except as set forth in the Disclosure schedule;

          (f) except as disclosed in the Disclosure Schedule with a reference to this Section, no employee of Seller is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Purchaser following the Closing; and

          (g) To the best of Seller's knowledge no employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller.

     3.22 Gifts.

          (a) Except as described in the Disclosure Schedule with a reference to this Section, neither Seller, nor any of its officers, directors or shareholders has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, candidate for office, governmental agency or instrumentality or any other person in a position to assist or hinder Seller in connection with any actual or proposed business transaction.

          (b) Neither Seller nor any of their officers, directors, employees or agents has directly or indirectly paid or delivered any fee, occasion, or other money or property, however characterized, to any physician or any other party that is in any manner remuneration for the referral of patients to or that is in any manner remuneration for purchasing any item or service from Seller.

     3.23 [omitted]

     3.24 Medicaid, Etc.

          (a) Seller in respect of the Business is a participating provider, in good standing, in the Medicaid program and in federal, state and local Department of Health, Department of Education, Department of Consumer Affairs ,workers compensation and Blue Cross Blue Shield programs and in the health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs listed in the Disclosure Schedule (the "Payment Programs").

          (b) There is no investigation or civil, administrative, or criminal proceeding, threatened or pending, relating to Seller's participation in any of the Payment Programs in respect of the Business. Seller is not in respect of the Business subject to utilization review by any Payment Program other than the ordinary and customary utilization review of all providers participating in such Payment Program.

          (c) No Payment Program has requested or threatened any recoupment, refund, adjustment or set-off from Seller in respect of the Business.

          (d) No Payment Program has imposed any fine, penalty or other sanction on Seller in respect of the Business, nor has Seller in respect of the Business been excluded from participation in any Payment Program nor is Seller now threatened with such exclusion.

          (e) Seller has not submitted to any Payment Program any false or fraudulent claim for payment, nor has Seller at any time violated any condition for participation, or any rule, regulation, policy or standard of any Payment Program. Seller has not at any time violated any law prohibiting Payment Program fraud or abuse.

          (f) Seller will in a timely manner, after consultation with and approval by Purchaser, give notice of the transactions contemplated by this Agreement to Payment Programs to the extent required by law or the rules, regulations or policies of the Payment Programs and in accordance with Seller's provider agreements with the Payment Programs.

     3.25 Seller Licenses. Each of Seller Licenses is valid and in full force and effect as of the date hereof, and except as expressly set forth in the
Disclosure Schedule, no Seller's License is subject to any limitation, restriction, probation or other qualification. Seller has operated within the scope of the provisions of all Seller Licenses. There is not pending, or threatened, any investigation or proceeding which could result in the termination, revocation, limitation, suspension, restriction or impairment of any of Seller Licenses or the imposition of any fine, penalty or other sanctions for violation of any requirements of any of Seller Licenses. Seller now has and has had at all relevant times all Governmental Approvals as are necessary in respect of the Business in order to enable Seller to own and conduct the Business and to occupy and lease its real property, each such currently effective item being listed in the Disclosure Schedule.

     3.26 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Purchaser by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

     3.27 No Known Adverse Effects. Except for general economic conditions and public information concerning health care regulatory and funding matters and the health care industry generally, there are no facts known to Seller or to their officers, directors or employees which have not been set forth in writing in this Agreement or disclosed in the other documents, certificates or written statements furnished to Purchaser by or on behalf of Seller in connection herewith or the transactions contemplated hereby, and which materially and adversely affect or may in the future materially and adversely affect, the Assets in the hands of Purchaser or which would or may in the future materially and adversely affect the Purchaser's ability to operate the Business.

     4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NYHC

     NYHC and Purchaser jointly and severally represent and warrant to Seller that the statements contained in this Section are true, correct and complete as of the date of this Agreement and, except as otherwise expressly provided in this Agreement, shall be true, correct and complete on the Closing Date as though made on the Closing Date as follows:

     4.1 Organization and Qualification of Purchaser. Purchaser and NYHC are corporations duly organized, validly existing and in good standing under the laws of the State of New York, and have the full corporate power and authority to own and operate their respective properties and to carry on their respective businesses. The nature of the business conducted by Purchaser and the properties currently owned, leased or operated by Purchaser do not currently require Purchaser to qualify as a foreign corporation in any jurisdiction.

     4.2 Authorization. This Agreement has been approved by all necessary corporate action on behalf of Purchaser and NYHC, has been duly and validly executed by Purchaser and NYHC, and the agreements, representations, and warranties contained herein constitute valid and binding obligations, representations, and warranties of Purchaser and NYHC, enforceable against each in accordance with their terms.

     4.3 No Conflicting Agreements. Except as set forth in the Disclosure Schedule with a reference to this Section, the execution and delivery of this Agreement by Purchaser and NYHC does not, and consummation by Purchaser and NYHC of the transactions contemplated hereby will not: (i) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Purchaser or NYHC, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or bylaws of Purchaser or of any agreement or instrument to which Purchaser or NYHC is a party, or (iii) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon Purchaser or NYHC or any of their assets.

     4.4 Compliance with Applicable Law. None of Purchaser, NYHC or any of their respective officers, directors or employees knows of any facts which would result in, nor has any of them received any notice or information of, any violation, probable violation or default by Purchaser or NYHC under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Purchaser's operations which could materially adversely affect the business, operations, financial condition, properties or assets of Purchaser or its ability to consummate the transaction contemplated hereby.

     4.5 Litigation. There are no actions, proceedings or investigations pending, or to the knowledge of Purchaser, threatened, against Purchaser or NYHC or any of their officers or directors, before any court or administrative agency or administrative officer.

     4.6 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of Purchaser in connection with this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein and therein not misleading in light of the context in which they were made.

     4.7 Consents and Approvals. The execution and delivery by Purchaser and NYHC of this Agreement, and the performance by Purchaser and NYHC of their respective obligations hereunder, do not require Purchaser or NYHC to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (i) such as have been duly obtained or made, as the case may be, (ii) those consents and approvals described in the Disclosure Schedule with a reference to this Section and for which application has been made, and (iii) those which the failure to obtain would not have a material adverse effect on the transactions contemplated hereby.

     4.8 Brokers. Except as set forth in Section 3.9, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by representatives of Purchaser and NYHC directly with Seller, without the intervention of any person on behalf of Purchaser or NYHC in such manner as to give rise to any valid claim by any person retained by Purchaser or NYHC against Seller for a finder's fee, brokerage commission or similar payment.

     4.9 SEC Filings. Purchaser has delivered to Seller copies of NYHC's Form 10K for its fiscal year ended December 31, 1996, and its Form 10Q for the periods ending March 31, 1997 and June 30, 1997. The financial information contained in such Forms 10K and 10Q of NYHC is based upon the information contained in the books and records of NYHC and fairly and accurately presents the financial condition of NYHC as of the dates thereof and the results of the operations of NYHC for the periods referred to therein.

5. PRE-CLOSING COVENANTS OF SELLER. Seller hereby covenants and agrees that, between the date hereof and the Closing, it will comply with the provisions of this Section, except to the extent Purchaser may otherwise consent in writing.

     5.1 Inspection of Properties and Books.

          (a) Seller shall, at reasonable times acceptable to both parties, assist any individual or individuals designated by Purchaser with reasonable prior notice to visit or inspect any property of Seller with respect to the Business, including books of accounts and records with respect to the Business, to make extracts or copies of such books and records and to discuss the affairs, finances and accounts of Seller with its officers, and shall use its best efforts to obtain access for Purchaser to accountants' work papers. Purchaser agrees to treat all such material (the "Evaluation Material") confidentially, and shall not disclose any Evaluation Material or any information contained therein to any party, except as otherwise set forth herein; provided, however, that Purchaser is authorized to disclose the Evaluation Material to its investment bankers, financial advisors and legal counsel. Purchaser shall instruct its investment bankers, financial advisors, legal counsel, officers, directors, employees, agents or representatives of the confidential nature of the Evaluation Material and shall be responsible for insuring that the Evaluation Material is kept confidential by such persons.


          (b) In the event the Closing is not consummated, all Evaluation Material shall be returned to Seller within ten days of a request therefor, with the understanding that Purchaser shall retain no copies of the Evaluation Material and shall not disclose to any other party the Evaluation Material or information contained therein, with the exception of (i) information which becomes generally available to the public other than as a result of disclosure by Purchaser, (ii) information included in the Evaluation Material which is first disclosed by a third party not bound by a confidentiality agreement with Seller or (iii) information required to be disclosed in any registration statement or periodic report under the disclosure requirements of applicable federal and state securities laws, it being agreed that prior to making any disclosure pursuant to this clause
               (iii), Purchaser shall first provide Seller with reasonable (under the circumstances) advance notice of the disclosure, and if Seller does not consent to the disclosure, Purchaser may make the disclosure only after providing Seller with an opinion of counsel explaining the basis for the disclosure and the legal requirements therefor.


     5.2 Other Contracts. Except in the ordinary course of business, Seller shall not enter into or become subject to any agreement, transaction, or commitment which would restrict or impair the obligation or ability of Seller to comply with all of the terms of this Agreement.

     5.3 Ongoing Operation. Seller shall carry on its business diligently and substantially in the same manner as heretofore conducted. The Business shall be conducted only in the ordinary course and Seller shall not take any action except in the ordinary course of the Business, on an arm-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Seller's past custom and industry practice.

     5.4 Indebtedness. Seller will not create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness related or connected with, or secured by, the Assets or the Business, except in the ordinary course of its business.

     5.5 Records; Monthly Financial Statements. Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner, and shall, upon Purchaser's request, promptly provide Purchaser with monthly financial statements for such month prepared on a basis consistent with the Financial Statements.

     5.6 Notice of Breach. Promptly after becoming aware of the occurrence or threatened occurrence of any event which would cause or constitute a breach of any warranty, representation, covenant or agreement of Seller contained herein, Seller shall give notice in writing of such event or threatened event to Purchaser and use all reasonable efforts to prevent or promptly remedy such breach or threatened breach.

     5.7 Employment Matters. With respect to the Business, Seller shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination paid to, any officers or directors or executive employees who are not shareholders or (ii) except in the ordinary course of business, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof for any of its employees who are not officers, directors or executive employees. With respect to the Business, Seller shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for, the benefit or welfare of any employees.

     5.8 Insurance. Prior to Closing, Seller shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

     5.9 Preservation of Business. Seller shall with respect to the Business (i) use its best efforts to preserve intact the business organization and goodwill, keep available the services of Seller's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Seller, (ii) upon request, confer on a regular basis with representatives of Purchaser to report operational matters and the general status of ongoing operations, (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Seller in the Agreement untrue at the Closing, (iv) notify Purchaser of any emergency or other change in the normal course of Seller's business or in the operation of Seller's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Seller or the ability of Seller to consummate the transactions contemplated by this Agreement, and (v) promptly notify Purchaser in writing if Seller or its representatives shall discover that any representation or warranty made by Seller in this Agreement was when made, or has subsequently become, untrue in any respect.

     5.10 Brokers. Except as set forth in Section 3.9, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by representatives of Seller directly with Purchaser and NYHC, without the intervention of any person on behalf of Seller in such manner as to give rise to any valid claim by any person retained by Seller against Purchaser or NYHC for a finder's fee, brokerage commission or similar payment.

     5.11 Best Efforts. Seller agrees to use its best efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Seller will not take or knowingly permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its representations and warranties contained herein to be or become untrue.

     5.12 Additional Disclosure. From the date of this Agreement to and including the Closing Date, Seller will advise Purchaser of each event subsequent to the date hereof which would have had to be disclosed on any schedule or exhibit to this Agreement had it occurred prior to the date hereof.

6. PRE-CLOSING COVENANTS OF PURCHASER AND NYHC

     NYHC and Purchaser hereby jointly and severally covenant and agree that, between the date hereof and the Closing, each of them will comply with the provisions of this Section, except to the extent Seller may otherwise consent in writing.

     6.1 Other Contracts. Except in the ordinary course of business, neither Purchaser nor NYHC shall enter into or become subject to any agreement, transaction or commitment which would restrict or impair the obligation or ability of Purchaser or NYHC to comply with all of the terms of this Agreement.

     6.2 Best Efforts. Purchaser and NYHC agree to use their respective best efforts in good faith to satisfy the various conditions to Closing and to consummate the transactions provided for herein as expeditiously as possible. Neither Purchaser nor NYHC will take or knowingly permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of its representation and warranties contained herein to be or become untrue.

     6.3 Additional Disclosure. From the date of this Agreement to and including the Closing Date, Purchaser and NYHC will advise Seller of each event subsequent to the date hereof which would have had to be disclosed on any schedule or exhibit to this Agreement had it occurred prior to the date hereof.

7. POST-CLOSING COVENANTS

     The  parties  agree as follows  with  respect to the period  following  the
Closing:

     7.1 Further Assurances. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party unless the requesting party is entitled to indemnification therefor under this Agreement.

     7.2 Litigation Support. If and for so long as any party is actively contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Seller, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party unless the contesting or defending party is entitled to indemnification therefor under Section XI; provided, however, that neither party shall charge the other for its internal personnel costs.

     7.3 Non-Competition. During the five-year period beginning with the Closing, Seller shall not, directly or indirectly:

          (a) engage in any aspect of any home care related business within the northern New Jersey counties of Bergen; Essex; Hudson; Morris; Passaic; Sussex and Warren.

               (i)  In the event Seller obtains a patient referral assignment in
                    the  designated  counties,   Seller  agrees  to  refer  such
                    assignments/referrals to Purchaser,

               (ii) In the event Seller obtains a patient referral assignment in the designated counties through "statewide" contracts obtained by Seller subsequent to Closing, then Seller agrees to subcontract such assignments/referrals to Purchaser at an agreed upon rate.

               (iii)Purchaser  cannot use "Metro" name outside of the designated counties for purposes of advertising, marketing or signing of contracts.

     7.4 For a period of one year following the Closing, neither Purchaser or Seller will hire or otherwise retain any person who was an office staff employee or consultant to the other party at any time during the one-year period immediately prior to such hiring or other retainer, without the prior written consent of the other party.

     7.5 Access to Records. During a period after the Closing consistent with regulatory requirements, Purchaser will, on reasonable notice, give to Seller access to the books and records of the Business for periods prior to the Closing. Seller will have the right to copy such records, as needed.

     8. CONDITIONS PRECEDENT TO CLOSING

     8.1 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived by Seller in writing in the manner provided in this Agreement):

          (a) The representations and warranties of Purchaser set forth in this Agreement shall be accurate in all material respects on and as of the Closing as though made on and as of the Closing (except where stated to be as of an earlier date), except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement or which have been entered into in the ordinary course of business and are not expressly prohibited by this Agreement;

          (b) Purchaser and NYHC shall have performed all obligations and complied with all covenants required to be performed or to be complied with by Purchaser under this Agreement prior to or at the Closing Date including payment of the Purchase Price and the delivery of all documents required at the Closing; and

          (c) Seller shall have received a certificate dated the Closing Date and signed by the President of Purchaser and NYHC to the effect that the representations and warranties made by Purchaser in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date), which certificate shall be in the form of an Exhibit to this Agreement..

          (d) All action necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and NYHC and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Purchaser or NYHC, as the case may be.

          (e) Purchaser and NYHC shall have furnished Seller with copies of all consents or resolutions adopted or executed by Purchaser or NYHC, as the case may be, in connection with such actions, certified by the Secretary of Purchaser or NYHC, as the case may be.

          (f) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by Purchaser (excepting filings required by Purchaser or NYHC pursuant to applicable securities laws).

          (g) Seller shall have received from counsel to Purchaser and NYHC an opinion dated the Closing, to the following effect:

               (i) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

               (ii) Execution and delivery of this  Agreement and the Note,  and the consummation of the transactions contemplated hereby have and thereby, been duly and validly authorized by all necessary corporate action by Purchaser and this Agreement and the Note are the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms except as enforcement can be limited by general equitable principles or bankruptcy, insolvency or similar laws affecting creditor's rights generally.

               (iii)The  execution  and delivery of this  Agreement and the Note will not violate or conflict with the Certificate of Incorporation or bylaws of Purchaser and NYHC or any agreement known to such counsel to which Purchaser or NYHC is a party or by which Purchaser or NYHC or its assets are bound.

               (iv) No  consent,  approval,  authorization  or order of,  and no notice to or filing with, any governmental agency or body or any court is required to be obtained or made by Purchaser pursuant to this Agreement except such as has been obtained or made.

               (v) NYHC is a corporation duly organized, validly existing and in good standing in the State of New York.

               (vi) Execution  and  delivery of this  Agreement  by NYHC and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate acts by NYHC and is the valid and binding obligation of NYHC, enforceable against NYHC in accordance with its terms except as enforcement can be limited by general equitable principles or bankruptcy, insolvency or similar laws affecting creditor's rights generally.

               (vii)The  execution  and delivery of this  Agreement by NYHC will not violate or conflict with the Certificate of Incorporation or bylaws of NYHC or any agreement known to such counsel to which NYHC is a party or by which NYHC or its assets are bound.

               (viii) No consent,  approval,  authorization  or order of, and no notice to or filing with, any governmental agency or body or any court is required to be obtained or made by NYHC in connection with the execution or delivery of this Agreement and the Note, except such as has been obtained or made.

               (ix) After due inquiry,  such counsel is not aware of any pending or threatened action, proceeding or investigation against Purchaser or NYHC before any court or administrative agency which would result in any materially adverse change in the operations or financial condition of Purchaser.

     8.2 Waiver of Conditions Precedent. Seller may waive any or all of the conditions precedent set forth in this Section, either prospectively or retroactively, by giving written notice of such waiver to Purchaser. No waiver of any condition precedent pursuant to this Section shall, unless otherwise expressly stated in such written notice of waiver, extend to any covenant or agreement contained herein or to any other condition precedent.

9. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate and effect this Agreement are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived by Purchaser in writing in the manner provided in this Agreement):

     9.1 Representations and Warranties of Seller Performance by Seller .

          (a) The representations and warranties of Seller set forth in this Agreement shall be accurate in all material respects on and as of the Closing as though made on and as of the Closing (except where stated to be as of an earlier date), except for any changes resulting from activities or transactions which may have taken place after the date hereof which are expressly permitted by this Agreement;

          (b) Seller shall have performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement prior to the Closing;

          (c) Purchaser shall have received a certificate dated as of the Closing and signed by the President of Seller to the effect that the representations and warranties made by Seller in this Agreement are true and accurate in all material respects as of the Closing (or, where applicable, as of the earlier specified date) in the form attached as an Exhibit;

          (d) All action necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller.

          (e) Seller shall have furnished Purchaser with copies of all consents or resolutions adopted or executed by Seller in connection with such actions, certified by the Secretary of Seller.

          (f) There shall have been no event or change occurring between the execution of this Agreement and the Closing which in the aggregate may be deemed to have an adverse effect on the business, operations, financial condition or properties of the Business which is material to Purchaser as purchaser of the Assets.

          (g) Except as described in the Disclosure Schedule with a reference to this Section, there shall be no actions, proceedings or investigations pending, or threatened against Seller or its officers or directors before any court, any administrative agency or administrative officer or executive, which could result in any adverse change in the business, operations, financial condition or properties of the Business which is material to the Purchaser as purchaser of the Assets.

          (h) Except as set forth in this Agreement, Seller shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets, pursuant to the provisions of any agreement, arrangement or undertaking of or affecting Seller or any license, franchise or permit of or affecting Seller .

          (i) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained by Seller (excepting filings required by Purchaser pursuant to applicable securities laws).

          (j) Purchaser shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Purchaser as of the date of this Agreement regarding the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of Seller which is, individually or in the aggregate with other such facts and circumstances, materially adverse to Seller or the value of the Assets.

          (k) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance which, in the aggregate, has or would be reasonably likely to have, a material adverse effect on Seller.

          (l) Purchaser shall have received from counsel to Seller, an opinion dated the Closing, to the following effect:

               (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey;

               (ii) Execution   and   delivery   of  this   Agreement   and  the
                    consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, corporate or otherwise, by Seller and this Agreement is a valid and binding obligation of Seller , enforceable against Seller in accordance with its terms except as enforcement can be limited by general equitable principles or bankruptcy, insolvency or similar laws affecting creditor's rights generally;

               (iii)The  execution  and delivery of this  Agreement and the sale of the Assets by Seller will not violate or conflict with the Certificate of Incorporation or bylaws of Seller or any agreement known to such counsel to which Seller is a party or by which Seller or its assets are bound (except that no opinion need be given as to the assignability of any contract or agreement included in the Assets);

               (iv) No  consent,  approval,  authorization  or order of,  and no notice to or filing with, any governmental agency or body or any court is required to be obtained or made by Seller for the sale of the Assets pursuant to this Agreement, except such as have been obtained or made;

               (v) Except as disclosed in this Agreement or the Exhibits or Schedules, after due inquiry such counsel is not aware of any pending or threatened action, proceeding or investigation before any court or administrative agency which could result in any material adverse change in the operation or financial condition of Seller or have a materially adverse effect on the Assets in the hands of Purchaser.

     9.2 Waiver of Conditions Precedent. Purchaser may waive any or all of the conditions precedent set forth in this Section, either prospectively or retroactively, by giving written notice of such waiver to Seller. No waiver of any condition precedent pursuant to this Section shall, unless otherwise expressly stated in such written notice of waiver, extend to any other covenant or agreement contained herein or to any other condition precedent.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     10.1 The representations, warranties, covenants and agreements made by the respective parties in this Agreement or in any certificate executed and delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of two (2) years following the Closing, except that representations as to Taxes shall survive without limit as to time. All covenants, agreements, representations and warranties made herein or pursuant shall be deemed to be material and to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by or on behalf of the parties prior to the Closing or any knowledge of any breach or other event which is obtained or learned prior to the Closing.

11. INDEMNIFICATION

     11.1 Indemnification.

          (a) Seller agrees to indemnify in respect of, and hold Purchaser and NYHC harmless against, any and all damages, claims, deficiencies, losses, and expenses (including, without limitation, legal and investigatory and other fees in attempting to avoid the same or defending against the same) (collectively "Damages") resulting from:

               (i) any misrepresentation, breach of warranty, or non-fulfillment or failure to perform any covenant or agreement on the part of Seller made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby,

               (ii) any   liabilities   not   expressly   assumed  by  Purchaser
                    hereunder; and

               (iii) Seller's operation of the Business prior to the Closing.

          (b) Purchaser and NYHC jointly and severally agree to indemnify in respect of, and hold Seller harmless against, any and all Damages resulting from:

               (i) any misrepresentation, breach of warranty, or non-fulfillment or failure to perform any covenant or agreement on the part of Purchaser or NYHC made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby,

               (ii) for periods after the Closing, the Assumed Liabilities, and

               (iii) Purchaser's operation of the Assets after the Closing.

          (c) The party claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party."

     11.2 Limitation of Liability. Neither party shall be liable to the other party to this Agreement except to the extent that the aggregate amount of Damages for which they would otherwise (but for this provision) be liable under this Section, net of any insurance payments, exceeds in the aggregate the sum of five thousand dollars ($5000) and then only to the extent of such excess.

     11.3 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Section are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

12. RIGHT OF FIRST REFUSAL

     (a) Purchaser may desire to purchase the remaining home care related operations of Seller not included in the Business ( the Remainder). Seller has not determined whether or not it is prepared to sell Remainder at this time and is willing to grant Purchaser certain
          preferential   rights  with  respect  to  any  eventual  sale  of  the
          Remainder.

     (b) Seller agrees to notify Purchaser, in writing, within ten (10) days of Seller's receipt of an acceptable bona fide written offer of purchase of the Remainder or any portion of the Remainder. The notice will contain, at a minimum, the name and address of the buyer and a copy of the offer to purchase or a detailed description of the material terms of the proposed transaction.

     (c) Purchaser shall have the right and option to purchase the Remainder or the portion of the Remainder which is subject of the notice referred to in 12(b) at the identical offer. This right and option may be exercised by the Purchaser at any time within fifteen (15) business days after the receipt of the notice referred to in 12 (b) by providing written notice to the Seller.

     (d)  As of this date no other asset is being offered for sale.

13. CLOSING

     13.1 Closing. The closing of this Agreement (the "Closing") shall take place at the New York offices of Purchaser on December 8, 1997, unless a later time and date is mutually agreed upon by the parties (the "Closing Date").

     13.2 Seller's Deliveries at Closing. At the Closing Seller will deliver the
following   documents  to  the  Purchaser  all  of  which  shall  be  reasonably satisfactory in form and substance to the Purchaser and its counsel:

          (a)  Bill of Sale for the Assets in the form attached as Exhibit 3.

          (b) An opinion from counsel to Seller, dated the Closing Date, in the form described elsewhere in this Agreement.

          (c) All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which Seller is subject, bound or a party, or by which Seller or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by the Agreement without contravention, violation or breach by Seller of any of the terms thereof.

          (d) Certificate of good standing for Seller from the Secretary of the State of New Jersey dated as of a date reasonably prior to the Closing Date.

          (e) Certified copy of resolutions of the Board of Directors and the shareholders of Seller authorizing, inter alia, the execution and delivery of this Agreement, the sale of the Assets and the other transactions contemplated under this Agreement.

          (f) At Seller's office, such business records related to the Assets as may be reasonably requested by the Purchaser, including, without limitation, employee and personnel folders and applications, payroll, tax related records and financial data.

          (g) Officer's Certificate in the form described elsewhere in this Agreement.

          (h) Such other documents, instruments, certificates and agreements, including assignment of space lease to Purchaser, as Purchaser and its counsel may reasonably request.

     13.3 Purchaser's Deliveries at Closing. At the Closing, Purchaser and NYHC shall deliver the following documents to Seller all of which shall be in a form reasonably acceptable to Seller and its counsel:

          (a) Satisfaction of Purchaser's purchase price obligations by payment of the cash portion of the Purchase Price, and the issuance of the Note.

          (b) All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which the Purchaser or NYHC is a party, or by which either of them or any of their respective properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by the Purchaser or NYHC of any of the terms thereof.


          (c) An opinion from counsel to the Purchaser and NYHC, dated the Closing Date, in the form described elsewhere in this Agreement.

          (d) Certificates of good standing, dated as of a date reasonably prior to the date of Closing, from the Secretary of State of the State of New York as to the good standing of the Purchaser and NYHC.

          (e) An assumption agreement pursuant to what the Purchaser assumes the Assumed Liabilities.

          (f) Certified copy of resolutions of the Board of Directors of Purchaser and NYHC authorizing, inter alia, the execution and delivery of this Agreement and in the case of Purchaser, the Note, and in both cases, the purchase of the Assets, and the other transactions contemplated hereby.

          (g) Officer's Certificate in the form described elsewhere in this Agreement.

          (h) Such other documents, instruments, certificates and agreements including without limitation, if assumed, the assumption of the lease, as Seller and its counsel may reasonably request.

     14. MISCELLANEOUS

     14.1 Notice. All notices and communications required or permitted to be given hereunder shall be in writing, signed by the sender, and delivered by personal delivery overnight courier service or by registered mail to:

     If to Seller :
     c/o Metro Health Care services, Inc.
     85 Route 27
     Edison, New Jersey

     With a copy to:
     Richard M. Thuring, Esq.
     1253 Springfield Avenue
     New Providence, New Jersey 07974

     If to Purchaser :
     c/o New York Health Care, Inc.
     1850 McDonald Avenue
     Brooklyn New York 11223

     With a copy to:
     Avrohom P. Dubin, Esq.
     1140 East 19th Street
     Brooklyn New York 11230

     or such other address as shall have been furnished in writing. Receipt by, or filing with, the respective parties of any communications shall be deemed to have occurred for the purpose of this Agreement, when personally delivered, or next business day if sent by overnight courier, or two days after deposit thereof, postage prepaid, properly addressed, in the United States mail.

     14.2 Entire and Sole Agreement. This Agreement, including all Exhibits and Schedules (which by this reference shall incorporate herein all such Exhibits and Schedules as if more fully set forth herein), constitutes the entire agreement between the parties and as of Closing supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. After Closing neither party shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in the certificates or documents delivered in connection herewith.

     14.3  Successors  and  Assigns.   Except  as  otherwise  provided  in  this
Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties and the heirs, personal representatives, executors and assigns of Seller and Purchaser. This Agreement may not be assigned by any party without the prior express written consent of the other parties.

     14.4 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party shall be solely responsible for payment of all expenses incurred by it in connection with the consummation of this Agreement and the transactions contemplated hereunder, except as otherwise provided herein. None of Seller's expenses with respect to this transaction shall be charged to the Business or shall otherwise reduce the Assets.

     14.5 Sales Taxes. Seller shall collect from Purchaser all New York, New Jersey and any other state or local sales or use taxes, if any, payable by Purchaser in connection with this transaction.

     14.6 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately, from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

     14.7 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to conflicts of laws principles.


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

     14.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

     14.9 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing.

     14.10 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties , and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.

     14.11 Headings. The headings in this Agreement are for purposes of convenience and easy reference only and shall not limit or otherwise affect the meaning hereof.

     14.12 Disputes. In the event of any dispute which arises between the parties and which relates to the subject matter of this Agreement, the parties acknowledge and agree that any such dispute shall be submitted for binding arbitration in New York, New York in accordance with the Arbitration Commercial Rules procedures established by the American Arbitration Association or, if such association is not then in existence, an independent association of arbitrators which may be designated by, agreement of the parties. In the event the parties are unable to agree on an independent association of arbitrators from which arbitrators may be drawn, either party may apply to a court of competent jurisdiction for appointment of arbitrators, however, such application will only be made in the event the American Arbitration Association is not then in existence. The arbitrator(s) shall make detailed written findings to support their award. The prevailing party in any such arbitration proceeding shall be awarded such costs and expenses (including reasonable attorney's fees and expert witness fees) as were incurred by the prevailing party as a result of the institution and prosecution of the arbitration proceeding including all costs and expenses (including reasonable attorney's fees and expert witness fees) to enter judgment upon or enforce any such award including all appellate proceedings.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     NYHC NEWCO PAXXON, INC.

     By: /s/
        --------------------------------
     Its: President

     NEW YORK HEALTH CARE, INC.

     By: /s/
        --------------------------------
     Its: President

     METRO HEALTHCARE SERVICES, INC.

     By: /s/
        --------------------------------
     Its: Predident


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